Exhibit 99.1

Investors:	Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

Media:	Valerie C. Carlson
Corporate Communications
203.338.2351
valerie.carlson@peoples.com

FOR IMMEDIATE RELEASE

September 19, 2013

PEOPLE’S UNITED FINANCIAL, INC. NAMES NANCY McALLISTER TO BOARD OF DIRECTORS

BRIDGEPORT, CT – People’s United Financial, Inc. (Nasdaq: PBCT), the holding company for People’s United Bank, announced today that its Board of Directors approved an increase in the size of the Board of Directors to eleven members and appointed Nancy McAllister as a director to fill the vacancy created by that action.

McAllister was, until May 2011, Americas Co-Head, Financial Institutions Group, Investment Banking, at Credit Suisse Securities (USA) LLC, a diversified financial services firm. Her group covered banks, insurance companies, specialty finance, asset management and financial technology institutions. With 30 years of experience in financial services, she currently serves on the PennyMac Mortgage Investment Trust Board as Chair of the Finance Committee and member of the Compensation Committee. McAllister resides in Port Jefferson, Long Island, NY.

“We are very pleased to welcome Nancy to our Board of Directors,” said Jack Barnes, President and CEO of People’s United. “Her breadth and depth of experience in both banking and financial services, as well as her familiarity with the New York market, is invaluable and we look forward to working with her.”

Ms. McAllister will serve as a member of the Board’s Treasury and Finance Committee. She will also serve as a member of the Loan Review Committee of the Board of Directors of People’s United Bank.

People’s United Bank is a subsidiary of People’s United Financial, Inc., a diversified financial services company with $31 billion in assets. People’s United Bank, founded in 1842, is a premier, community-based, regional bank in the Northeast offering commercial and retail banking, as well as wealth management services through a network of 418 retail locations in Connecticut, New York, Massachusetts, Vermont, New Hampshire and Maine. Visit us at peoples.com.

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People’s United Bank. “What know-how can do.” SM